                                                                    EXHIBIT 4.10






                        CHRYSLER SUPPORT LETTER OF CREDIT
                           AND REIMBURSEMENT AGREEMENT


                          Dated as of December __, 1997


                                      among


                              CHRYSLER CORPORATION,


                        DOLLAR RENT A CAR SYSTEMS, INC.,
                                  as a Lessee,

                        THRIFTY RENT-A-CAR SYSTEM, INC.,
                                  as a Lessee,

                                       and


                     DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.,
                                as the Guarantor.

                              TABLE OF CONTENTS

                                  ARTICLE I

                                 DEFINITIONS

Section 1.1.  Definitions................................................................................4

                                                ARTICLE II

                                       ISSUANCE OF CHRYSLER SUPPORT
                               LETTERS OF CREDIT; REIMBURSEMENT OBLIGATION

Section 2.1.  Issuance of Chrysler Letters of Credit; Reduction Amounts..................................4
Section 2.3.  Reimbursement..............................................................................8
Section 2.4.  No Liability of Chrysler..................................................................10
Section 2.5.  Conditions Precedent to Issuance..........................................................10
Section 2.6.  Obligation Absolute.......................................................................12
Section 2.7.  Guaranty..................................................................................13

                                               ARTICLE III

                                REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1.  Representations and Warranties of the Lessees and DTAG....................................15
Section 3.2.  Covenants of the Lessees and DTAG.........................................................17
Section 3.3.  Chrysler Covenants........................................................................19

                                                ARTICLE IV

                                              MISCELLANEOUS

Section 4.1.  Payments..................................................................................20
Section 4.2.  Notices...................................................................................20
Section 4.3.  Amendments, etc...........................................................................21
Section 4.4.  Consent to Jurisdiction...................................................................21
Section 4.5.  Waiver of Jury Trial......................................................................22

Section 4.6.   Governing Law............................................................................22
Section 4.7.   Severability.............................................................................22
Section 4.8.   Term.....................................................................................22
Section 4.9.   Successors and Assigns...................................................................23
Section 4.10.  Counterparts.............................................................................23
Section 4.11.  Further Assurances.......................................................................23
Section 4.12.  Survival of Obligations..................................................................23
Section 4.13.  Obligation...............................................................................23
Section 4.14.  Headings.................................................................................24
Section 4.15.  Application of Funds.....................................................................24
Section 4.16.  Subordination of Obligations Pursuant to Intercreditor and
               Subordination Agreement..................................................................24

                        CHRYSLER SUPPORT LETTER OF CREDIT
                           AND REIMBURSEMENT AGREEMENT


         THIS CHRYSLER SUPPORT LETTER OF CREDIT AND REIMBURSE MENT AGREEMENT, dated as of December __, 1997 (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this "Agreement"), is entered into by and among CHRYSLER CORPORA TION, a Delaware corporation ("Chrysler"), DOLLAR RENT A CAR SYSTEMS, INC., an Oklahoma corporation ("Dollar"), THRIFTY RENT-A-CAR SYSTEM, INC., an Oklahoma corporation ("Thrifty"), each of Dollar and Thrifty a "Lessee" and, collective ly, the "Lessees"), and DOLLAR THRIFTY AUTOMOTIVE GROUP, INC., a Delaware corporation ("DTAG" or the "Guarantor").

                                 R E C I T A L S

         WHEREAS, contemporaneously with the execution and delivery of this Agree ment, Rental Car Finance Corp., a special purpose Oklahoma corporation, formerly known as Thrifty Car Rental Finance Corporation ("RCFC"), as issuer (in such capacity, the "Issuer"), and Bankers Trust Company, a New York banking corporation, as Trustee (in such capacity, the "Trustee"), are entering into the Series 1997-1 Supplement, dated as of even date herewith (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the "Series 1997-1 Supplement"), to the Base Indenture, dated as of December 13, 1995, between RCFC and the Trustee, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the "Base Indenture"), pursuant to which RCFC will issue its Series 1997-1 Notes (such capitalized term, together with all other capitalized terms used and not defined herein, shall have the meanings assigned thereto pursuant to Section 1.1);

         WHEREAS, contemporaneously with the execution and delivery of this Agree ment, RCFC, the Lessees and DTAG are entering into the Master Motor Vehicle Lease and Servicing Agreement dated as of even date herewith (the "Master Lease"), pursuant to which RCFC will lease vehicles to Lessees in their respective domestic daily rental business;

         WHEREAS, contemporaneously with the execution and delivery of this Agree ment, DTAG, the Issuer, the Trustee, Thrifty, Dollar, certain other parties thereto, and Bankers Trust Company, as Master Collateral Agent, are entering into an Amended and Restated Master Collateral Agency Agreement (the "Master Collateral Agency Agree-ment"), which amends and restates the Master Collateral Agency Agreement, dated as of December 13, 1995, among the Issuer, Thrifty, certain other parties thereto, and the Master Collateral Agent;

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Series 1997-1 Letter of Credit Provider is issuing its Series 1997-1 Letter of Credit to the Trustee to provide (i) with respect to the Lessees, partial credit support for the obligations of the Lessees to make payments under the Master Lease and (ii) with respect to DTAG, credit support for any amounts owed by DTAG under Section [4.19] of the Series 1997-1 Supplement;

         WHEREAS, contemporaneously with the execution and delivery of this Agree ment, Chrysler is executing and delivering to the Series 1997-1 Letter of Credit Provider a letter of credit (such letter of credit, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof and any successor letter of credit thereto as provided for in this Agreement and thereunder, the "Chrysler Series 1997-1 Support Letter of Credit") in substantially the form of Exhibit to the Series 1997-1 Letter of Credit Agreement (as hereinafter defined), to reimburse the Series 1997-1 Letter of Credit Provider for any amounts drawn under the Series 1997-1 Letter of Credit subject to the terms and conditions set forth therein in an amount up to the Available Chrysler Support Amount (as such term is de fined in Chrysler Series 1997-1 Support Letter of Credit) and on the terms set forth in the Chrysler Series 1997-1 Support Letter of Credit;

         WHEREAS, substantially contemporaneously with the execution and delivery of this Agreement, (a) DTAG intends to issue shares of its common stock, par value $0.01 per share (the "Common Stock"), in a registered public offering for net cash proceeds of at least $45,000,000, which proceeds will be used to provide collateral for the financing of vehicles by DTAG and its subsidiaries (the "Primary Equity Offering"), and (b) Chrysler intends to sell approximately 20,000,000 shares of the Common stock of DTAG owned by it in a registered public offering which, following the consummation thereof, will result in DTAG no longer being a subsidiary of Chrysler (the "Second Equity Offering" and, together with the Primary Equity Offering, the "Equity Offerings");

         WHEREAS, it is contemplated that following the execution and delivery of this Agreement, (a) DTAG will implement through a to-be-formed special purpose, wholly-owned subsidiary ("Dollar Thrifty Funding"), a commercial paper program of up to $615,000,000 secured by vehicles and related assets, the proceeds of which will be used to finance vehicle fleet growth and to refinance existing vehicle fleet indebtedness (the "CP Program"), and (b) in connection with the CP Program, a letter of credit would be provided (the "CP Program Letter of Credit") by a financial institution having a short-term credit rating of "A-1" (or better) from S&P and "P-1" from Moody's (the "CP Program Letter of Credit Provider");

         WHEREAS, [pursuant to the Series 1997-1 Letter of Credit Agreement (as hereinafter defined)] additional institutions (each, an "Additional Series 1997-1 Support Letter of Credit Provider") may be issuing to the Series 1997-1 Letter of Credit Provider a letter of credit (each such letter of credit, a "Series 1997-1 Support Letter of Credit") to reimburse the Series 1997-1 Letter of Credit Provider for any amounts drawn under the Series 1997-1 Letter of Credit on a pro rata basis with respect to each other and with respect to Chrysler's reimbursement of such amounts pursuant to Chrysler Series 1997-1 Support Letter of Credit;

         WHEREAS, contemporaneously with the execution and delivery of this Agree ment, the Lessees, DTAG and the Series 1997-1 Letter of Credit Provider are entering into the Series 1997-1 Letter of Credit Agreement, dated as of even date herewith (as the same may be amended, supplemented or otherwise modified from time to time in ac cordance with the terms thereof, the "Series 1997-1 Letter of Credit Agreement"), to provide for the issuance of Series 1997-1 Support Letters of Credit from time to time to reduce the credit support provided by the Chrysler Series 1997-1 Support Letter of Credit and for the payment and repayment of certain fees and expenses and other obligations of the Lessees and DTAG to the Series 1997-1 Letter of Credit Provider in connection with the execution and delivery by the Series 1997-1 Letter of Credit Provider of the Series 1997-1 Letter of Credit;

         WHEREAS, the Lessees, DTAG and Chrysler are entering into this Agreement to provide for, among other things, (i) the reimbursement by the Lessees (or in certain cases, DTAG) of draws upon the Chrysler Series 1997-1 Support Letter of Credit that are made by the Series 1997-1 Letter of Credit Provider and (ii) the guaranty by DTAG of the reimbursement obligations of each of the Lessees.

         NOW, THEREFORE, in consideration of the recitals and of the agreements herein contained, and for due and adequate consideration, which the parties hereto hereby acknowledge, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1. Definitions. As used in this Agreement and unless the context re quires a different meaning, capitalized terms used but not defined herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in (i) the Series 1997-1 Supplement, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of the Series 1997-1 Supplement, (ii) the Definitions List attached as Schedule 1 to the Base Indenture, as in effect on the date hereof, as such Definitions List may be further amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of the Base Indenture, provided that to the extent, if any, that any capitalized term used but not defined herein has a meaning assigned in both the Series 1997-1 Supplement and the Definitions List to the Base Indenture, then the meaning assigned to such term in the Series 1997-1 Supple ment shall apply herein, (iii) the Revolving Credit Agreement, dated as of December , 1997 (the "Revolving Credit Agreement"), among DTAG, Dollar, Thrifty, various finan cial institutions, Credit Suisse First Boston, as Administrative Agent, and The Chase Manhattan Bank, as Syndication Agent, as in effect on the date hereof, and (iv) the form of Chrysler Support Letter of Credit attached as Exhibit __ to the Series 1997-1 Letter of Credit Agreement. The term "Material Adverse Effect" shall be used as defined in the Series 1997-1 Supplement and shall also mean a material adverse effect on the business, property, operations, assets, liabilities, condition (financial or otherwise) or prospects of DTAG and its subsidiaries taken as a whole.


                                   ARTICLE II

                          ISSUANCE OF CHRYSLER SUPPORT
                   LETTERS OF CREDIT; REIMBURSEMENT OBLIGATION

         Section 2.1. Issuance of Chrysler Letters of Credit; Reduction Amounts.
(a) Chrysler hereby agrees, on the terms and subject to the conditions hereinafter set forth, to execute and deliver (i) to the Series 1997-1 Letter of Credit Provider the Chrysler Series 1997-1 Support Letter of Credit in an initial amount not exceeding $50,000,000 (such amount less the reduction (if any) set forth in the final sentence of this Section 2.1(a), the

"Initial Chrysler Support Amount") for a term expiring on December __, 20021 (the "Chrysler Support Expiration Date") and (ii) in the event the Initial Chrysler Support Amount is greater than the stated amount of the Chrysler Series 1997-1 Support Letter of Credit (such excess, the "Remaining Amount"), to the CP Program Letter of Credit Provider a letter of credit in form and substance substantially similar to the Chrysler Series 1997-1 Support Letter of Credit (the "CP Program Support Letter of Credit" and, together with the Chrysler Series 1997-1 Support Letter of Credit, the "Chrysler Support Letters of Credit") (except that such letter of credit shall also provide for reimbursement of the CP Program Letter of Credit Provider for "liquidity drawings" made upon the CP Program Letter of Credit Provider) in a stated amount equal to the Remaining Amount, which letter of credit shall be reasonably acceptable to the CP Program Letter of Credit Provider. In the event the letter of credit described in the preceding clause (ii) is to be delivered to the CP Program Letter of Credit Provider by Chrysler, the parties hereto agree to use their best efforts to negotiate a supplement to this Agreement that would contain terms and conditions governing such letter of credit that are in form and sub stance substantially similar to the terms and conditions set forth herein governing the Chrysler Series 1997-1 Support Letter of Credit (except that such supplement shall contain terms providing for reimbursement of "liquidity" draws by Dollar Thrifty Fund ing over a period of up to 18 months, the selection of interest periods and rates with re spect to such drawings, the apportionment of termination draws between "liquidity" draws and "credit" draws, and the ability of the trustee with respect to the CP Program (or its agent) to convert "liquidity" drawings to "credit" drawings all of which terms shall be substantially similar to those governing any Enhancement Letter of Credit), which supplement shall be reasonably acceptable to the CP Program Letter of Credit Provider. In the event the net cash proceeds received by DTAG pursuant to the exercise by the underwriters and managers of the Equity Offerings of their options pursuant to Section 3 of the Underwriting Agreement, dated [ ] 1997, among DTAG, Chrysler, Credit Suisse First Boston Corp., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Solomon Brothers Inc. to purchase additional shares of Common Stock to cover over-allotments exceeds $10,000,000, the commitment of Chrysler hereunder to provide a letter of credit or letters of credit in an aggregate stated amount of $50,000,000 (the "Chrysler Support Commitment") shall be reduced, not later than 10 business days after receipt of such over-allotment proceeds, by the amount by which such proceeds (less any underwriters discount) exceeds $10,000,000 and, in the event the stated amount of the Chrysler Series 1997-1 Support Letter of Credit exceeds such reduced commitment, Dollar and Thrifty shall by providing the Series 1997-1 Letter of Credit Provider with additional collateral or an Additional Series 1997-1 Support Letter of Credit cause the


__________
1.  Is that the correct date?

Series 1997-1 Letter of Credit Provider to [accept a substitute] [deliver to Chrysler a reduction certificate to reduce the] Chrysler Series 1997-1 Support Letter of Credit [in/to] a stated amount equal to such reduced commitment or otherwise release Chrysler from its obligations under the Chrysler Series 1997-1 Support Letter of Credit, all as provided in the Series 1997-1 Letter of Credit Agreement. Not later than 10 days after receipt of any over-allotment proceeds by DTAG, DTAG shall deliver to Chrysler a certificate executed by its chief financial officer certifying to Chrysler the amount of any such over-allotment proceeds and related underwriters' discount.

         (b) If a successor Series 1997-1 Letter of Credit Provider is appointed, promptly following the appointment of such successor Series 1997-1 Letter of Credit Provider, and upon receipt of an Instruction to Transfer substantially in the form of Annex [G] to the Chrysler Series 1997-1 Support Letter of Credit, Chrysler shall deliver for the benefit of such successor and the current Series 1997-1 Letter of Credit Provider, in exchange for its outstanding Chrysler Series 1997-1 Support Letter of Credit, a substitute letter of credit substantially in the form of Exhibit A hereto having terms substantially identical to its then outstanding Chrysler Series 1997-1 Support Letter of Credit, but in favor of such successor.

         (c) (i) On September 30, 1999, and on each successive one year anniversary thereof until the Chrysler Support Expiration Date (each, a "Reduction Date"), the Chrysler Support Commitment shall be reduced by an amount equal to the greater of (A) 20% of the Initial Chrysler Support Amount and (B) 50% of Excess Cash Flow (as de fined below) for the calendar year ending December 31 most recently completed prior to such Reduction Date (the "Support Reduction Amount"). On or before the date that is 60 days prior to each Reduction Date, DTAG shall deliver to Chrysler a certificate executed by its chief financial officer certifying the Support Reduction Amount with respect to such Reduction Date, which certificate shall include a reasonably detailed calculation of Excess Cash Flow for the calendar year most recently completed prior to such Reduction Date. "Excess Cash Flow"2 means, for any such calendar year of DTAG, an amount equal to the excess of (a) the sum, without duplication, of (i) consolidated net income of DTAG and its subsidiaries for such fiscal year, (ii) an amount equal to the amount of all non-cash charges deducted in arriving at such consolidated net income and (iii) decreases in Consolidated Working Capital for such year over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such consolidated net in come, (ii) the aggregate amount actually paid by DTAG and its subsidiaries in cash during such year on account of capital expenditures (excluding the principal amount of

______________
2. Chrysler and DTAG to confirm acceptability of this definition.

indebtedness incurred in connection with such capital expenditures, whether incurred in such year or in another year), (iii) the aggregate amount of all prepayments of any amounts outstanding under any revolving credit facility to which DTAG or any of its subsidiaries to the extent accompanied by permanent reductions thereto, (iv) the aggre gate amount of all principal payments of indebtedness of DTAG or its subsidiaries (including any term loans and the principal component of payments in respect of capi talized lease liabilities) made during such year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commit ments thereunder), (v) increases in Consolidated Working Capital for such year, and
(vi) the aggregate net non-cash gain on the sale, conveyance or disposition of any prop erty or asset by DTAG and its subsidiaries during such year (other than sales in the ordinary course of business) to the extent included in arriving at such consolidated net income. As used in this definition, "Consolidated Working Capital" means, with respect to DTAG, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and marketable securities) that would, in conformity with generally accepted accounting principles, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of DTAG and its subsidiaries at such date over (b) the sum of all amounts that would, in conformity with generally accepted accounting principles, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of DTAG and its subsidiaries on such date, but excluding the current portion of any indebtedness for borrowed money of DTAG and its subsidiar ies that matures more than one year from the date of its creation or matures within one year from such date and is renewable or extendable, at the option of DTAG or one of its subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders thereunder to extend credit during a period of more than one year from such date. All accounting terms used in this definition shall be interpreted, and all accounting determinations and computations set forth in this definition shall be made, in accordance with, those generally accepted ac counting principles applied in the preparation of the audited financial statements of DTAG and its subsidiaries as of December 31, 1996.

                  (ii) On or before the date that is 60 days prior to each Reduction Date, pursuant to the terms of the Series 1997-1 Letter of Credit Agreement, the Lessees shall either (A) cause the delivery to the Series 1997-1 Letter of Credit Provider of an Addi tional Series 1997-1 Support Letter of Credit in an amount equal to the Support Reduc tion Amount with respect to such Reduction Date or (B) obtain credit support for the reimbursement of the Series 1997-1 Letter of Credit Provider with (1) the funding of a cash collateral account for the benefit of the Series 1997-1 Letter of Credit Provider with cash or (2) a surety bond or other similar arrangements (such other credit support, "Re-
 duction Amount Credit Support"), in each case in an amount equal to the Support Reduc tion Amount for the related Reduction Date.

         Section 2.2. Fees. (a) Lessees shall pay a usage fee to Chrysler in an amount equal to [ ]% of the stated amount of any issued and outstanding Chrysler Letter of Credit.

         (b) Lessees shall pay to Chrysler a commitment fee equal to [ ]% of the excess, if any, of the available amount of the Chrysler Support Commitment over the stated amount of all outstanding Chrysler Support Letters of Credit.

         (c) The fees set forth in Section 2.2(a) and (b) shall be increased by 200 basis points during any period in which the Lessees have failed to provide the Series 1997-1 Letter of Credit Provider with any additional collateral or Additional Series 1997-1 Support Letter of Credit when required by Section 2.1(a) or any Reduction Amount Credit Support when required by Section 2.1(c)(ii).

         (d) all fees shall be payable to Chrysler quarterly in arrears on the last business day of each calendar quarter.

         Section 2.3. Reimbursement. (a) Each Lessee agrees to pay to Chrysler on de mand (which demand may be made upon DTAG) with respect to any Support Credit Disbursement, any Support Termination Disbursement or any Support Reduction Dis bursement, or any withdrawal from the Chrysler Support Cash Collateral Account re lating to a Series 1997-1 LOC Credit Disbursement, a Series 1997-1 LOC Termination Disbursement or a reduction in the Chrysler Support Commitment, in each case, on the date thereof (provided, that with respect to any Support Credit Disbursement that is with respect to a Series 1997-1 LOC Credit Disbursement for amounts owed by DTAG under Section [4.19] of the Series 1997-1 Supplement, such agreement is made solely by DTAG), (i) (A) with respect to any Support Credit Disbursement (including any with drawal from the Chrysler Support Cash Collateral Account relating to a Series 1997-1 LOC Credit Disbursement), an amount equal to the portion of such Support Credit Disbursement allocable to amounts due and payable by such Lessee under the Master Lease as determined by [the Trustee] upon any such demand by the Series 1997-1 Letter of Credit Provider or, in the event such Support Credit Disbursement is in respect of amounts owed by DTAG under Section [4.19] of the Series 1997-1 Supplement, an amount equal to such amount owed by DTAG, and (B) with respect to any Support Termination Disbursement or Support Reduction Disbursement (including any with drawal from the Chrysler Support Cash Collateral Account relating to a Series 1997-1 LOC Termination Disbursement or a reduction in the Chrysler Support Commitment), jointly and severally, the full amount thereof upon any such demand by the Series 1997-1 Letter of Credit Provider, plus (ii) interest on any amount remaining unpaid by such Lessee or otherwise, as the case may be, to Chrysler under clause (i) above, from (and including) the date of such Support Credit Disbursement, Support Termination Dis bursement, Support Reduction Disbursement or withdrawal, as the case may be, until payment in full thereof (after as well as before judgment), at a rate equal to the Base Rate (as defined below) from time to time in effect, including paragraph (e) thereof) plus 200 basis points , such interest to payable on demand (which demand may be made upon DTAG with respect to any Lessee) or, if prior to such demand, on the third (3rd) Business Day of each calendar quarter. Interest accruing based on the Base Rate shall be computed on the basis of the actual number of days elapsed and a 365 (or, if applicable, 366) day year. "Base Rate" means, on any date, a fluctuating rate of interest per annum equal to the rate of interest published in the "Wall Street Journal" on such date as the prime rate for U.S. Dollar loans by major money center banks.

         [(b) Earnings from investments in the Series 1997-1 Cash Collateral Account shall be paid to Chrysler and the Additional Series 1997-1 Support Letter of Credit Providers on a pro rata basis based upon their respective contributions to such account (as determined by the Series 1997-1 Letter of Credit Provider) to the extent accruing on the amount of a Support Termination Disbursement by Chrysler or a similar disburse ment by an Additional Series 1997-1 Support Letter of Credit Provider in respect of a Series 1997-1 LOC Termination Disbursement. Once Chrysler has been reimbursed in full by the Lessees, it shall assign the right to receive such amounts to the Lessees. Any amounts (other than earnings on investments) released from the Series 1997-1 Cash Collateral Account in accordance with Section [4.21(d) or (e)] of the Series 1997-1 Supplement shall be paid to Chrysler and the Additional Series 1997-1 Support Letter of Credit Providers on a pro rata basis (as determined by the Series 1997-1 Letter of Credit Provider). Once Chrysler has been fully reimbursed by the Lessees for any Support Credit Disbursements or a Support Termination Disbursement or any Support Reduction Disbursement or Support Event of Default Disbursement by the Lessees, it shall assign the right to receive such amounts to the Lessees. Upon reimbursement in full to Chrysler and the Additional Series 1997-1 Support Letter of Credit Providers of any such dis bursement, amounts released from the Series 1997-1 Cash Collateral Account in ac cordance with Section [4.21(d) or (e)] of the Series 1997-1 Supplement shall be paid to the Lessees on a pro rata basis up to the amounts paid by the Lessees as reimbursement for such disbursements.] [Doesn't this go in the Series 1997-1 Letter of Credit Agreement which is binding on LOC provider or in Indenture?]

         [(c) After a Support Termination Disbursement or Support Event of Default Disbursement has been made, any withdrawals made by the Trustee from the Series

1997-1 Cash Collateral Account in respect of a Series 1997-1 Lease Payment Deficit shall be reimbursed to the Series 1997-1 Cash Collateral Account in accordance with Section [ ] of the Series 1997-1 Supplement.] [Doesn't this go in the Series 1997-1 Letter of Credit Agreement which is binding on LOC provider or in Indenture?]

         Section 2.4. No Liability of Chrysler. The Lessees and DTAG each acknowledge that Chrysler is not responsible for any risks of acts or omissions of the Series 1997-1 Letter of Credit Provider or any other beneficiary or transferee of the Chrysler Series 1997-1 Support Letter of Credit with respect to its use of the Chrysler Series 1997-1 Support Letter of Credit. In furtherance and not in limitation of the foregoing, Chrysler may accept documents that appear on their face, to be in order, without responsibility for further investigation.

         Section 2.5. Conditions Precedent to Issuance. (a) The following constitute conditions precedent to the obligation of Chrysler to execute and deliver to the Series 1997-1 Letter of Credit Provider the Chrysler Series 1997-1 Support Letter of Credit (provided, that such conditions will be deemed to be satisfied upon the execution and delivery of the Chrysler Series 1997-1 Support Letter of Credit):

                (i) On the date of the execution and delivery of the Chrysler Series 1997-1 Support Letter of Credit, all representations and warranties of the Lessees and DTAG contained in this Agreement, the Revolving Credit Agreement and in each other Related Document to which the Lessees or DTAG are a party (other than representations and warranties relating to Chrysler) shall be true and correct.

               (ii) Chrysler shall have received from each of the Lessees and DTAG (i) a copy of the resolutions of its Board of Directors or other governing body, certified as of the Series 1997-1 Closing Date by the secretary or assistant secretary thereof, authorizing the execution, delivery and performance of this Agreement (if applicable), the Loan Documents and the other Related Documents to which it is a party and (ii) an incumbency certificate thereof with respect to its officers, agents or other representatives authorized to execute this Agreement (if applicable).

              (iii) On the date of the execution and delivery of the Chrysler Series 1997-1 Support Letter of Credit, there shall be no action, suit, investigation, litigation or pro ceeding pending against or, to the knowledge of the Lessees or DTAG, threatened against any of the Lessees or DTAG before any court or arbitrator or any Governmental Autho rity which in any manner draws into question the legality, validity or enforceability of this Agreement or any other Related Document, or the ability of any Lessee or DTAG to comply with any of the respective terms thereunder except to the extent that any such condition is reasonably unlikely to have a Material Adverse Effect.

               (iv) All consents and approvals necessary in connection with this Agree ment or the transactions contemplated hereby or thereby shall have been obtained and shall remain in effect except to the extent that the failure to do so is not reasonably likely to have a Material Adverse Effect.

               (v) On the date of the execution and delivery of the Chrysler Series 1997-1 Support Letter of Credit, there shall be no Event of Default under the Revolving Credit Agreement (as defined therein).

                (vi) Chrysler shall have received an opinion, dated the date hereof, from counsel for DTAG and the Lessees, addressing the due authorization, execution and de livery of this Agreement and the enforceability thereof against DTAG and the Lessees.

                (vii) The execution and delivery of documents (the "Chrysler Collateral Support Security Documents") in a form reasonably satisfactory to Chrysler which shall give Chrysler (a) a first-priority perfected lien on any "retained interest" of DTAG and its Subsidiaries in RCFC, which lien shall be pari passu with the lien of the Lenders thereon, (b) a "silent" subordinated perfected lien in all other assets of DTAG, the Lessees and their respective subsidiaries in which the Lenders have a senior perfected lien, and (c) a subordinated perfected lien in the assets pledged as security in respect of the MTN Pro gram or the CP Program, which lien shall be pari passu with the lien of the Lenders thereon.

         (b) The following constitute conditions precedent to the obligation of Chrysler to execute and deliver to the CP Program Letter of Credit Provider the Chrysler CP Program Support Letter of Credit (provided, that such conditions will be deemed to be satisfied upon the execution and delivery of the Chrysler CP Program Support Letter of Credit):

                (i) Execution by all parties hereto of a supplement to this agreement as set forth in Section 2.1(a) hereto.

                (ii) [ ] days notice from the CP Program Letter of Credit Provider to Chrysler, including the amount and terms of the requested Chrysler CP Program Support Letter of Credit.

                  (iii) such conditions set forth in paragraph (a) of this Section as made appli cable mutatis mutandis to the Chrysler CP Program Support Letter of Credit.

                  (iv) The execution and delivery of such other opinions and documents as may reasonably be requested by Chrysler.

         Section 2.6. Obligation Absolute. The payment obligations of each Lessee and DTAG under this Agreement and any other agreement or instrument relating to the Chrysler Support Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument notwithstanding any of the following:

                  (a) any lack of validity or enforceability of this Agreement, any Chrysler Support Letters of Credit or any other Related Document;

                  (b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the obligations of any Lessee or DTAG in respect of any Chrysler Support Letters of Credit or any other amendment or waiver of, or any consent to departure from, all or any of the Related Documents;

                  (c) the existence of any claim, set-off, defense or other right which any Lessee may have at any time against the Trustee, the Series 1997-1 Letter of Credit Provider or any other beneficiary or any transferee of a Chrysler Support Letter of Credit (or any persons or entities for whom the Trustee, the Series 1997-1 Letter of Credit Provider, any such beneficiary or any such transferee may be acting) or any other person or entity (other than Chrysler or any affiliate of Chrysler), whether in connection with this Agreement, the transactions contem plated hereby or by the Related Documents or any unrelated transaction;

                  (d) any statement or any other document presented under a Chrysler Sup port Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

                  (e) any statement or any other document presented under a Chrysler Sup port Letter of Credit proving to be insufficient in any respect;

                  (f) payment by Chrysler under a Chrysler Support Letter of Credit against presentation of a draft or certificate which does not comply with the terms of a Chrysler Support Letter of Credit; or

                  (g) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of a Lessee or DTAG in respect of a Chrysler Support Letter of Credit.

         Section 2.7.  Guaranty.

         (a) Guaranty. In order to induce Chrysler to execute and deliver this Agreement and to issue the Chrysler Support Letters of Credit, and in consideration thereof, DTAG, in its capacity as the guarantor of the obligations of the Lessees hereunder (the "Guaran tor"), hereby (i) unconditionally and irrevocably guarantees to Chrysler the obligations of the Lessees to make any payments required to be made by them under this Agreement, (ii) agrees to cause the Lessees to duly and punctually perform and observe all of the terms, conditions, covenants, agreements and indemnities of the Lessees under this Agreement, and (iii) agrees that, if for any reason whatsoever, any Lessee fails to so perform and observe such terms, conditions, covenants, agreements and indemnities, the Guarantor will duly and punctually perform and observe the same (the obligations re ferred to in clauses (i) through (iii) above are collectively referred to as the "Guaranteed Obligations"). The liabilities and obligations of the Guarantor under the guaranty con tained in this Section 2.7 (this "Guaranty") will be absolute and unconditional under all circumstances. This Guaranty shall be a guaranty of payment and not of collection, and the Guarantor hereby agrees that it shall not be required that Chrysler, the Series 1997-1 Letter of Credit Provider or the Trustee assert or enforce any rights against any Lessee or any other person before or as a condition to the obligations of the Guarantor pursuant to this Guaranty.

         (b) Scope of Guarantor's Liability. The Guarantor's obligations hereunder are independent of the obligations of the Lessees, any other guarantor or any other Person, and Chrysler may enforce any of its rights hereunder independently of any other right or remedy that Chrysler may at any time hold with respect to this Agreement or any security or other guaranty therefor. Without limiting the generality of the foregoing, Chrysler may bring a separate action against the Guarantor without first proceeding against any of the Lessees, any other guarantor or any other Person, or any security held by Chrysler, and regardless of whether the Lessees or any other guarantor or any other Person is joined in any such action. The Guarantor's liability hereunder shall at all times remain effective with respect to the full amount due from the Lessees hereunder. Chrysler's rights hereunder shall not be exhausted by any action taken by Chrysler until all Guaran teed Obligations have been fully paid and performed.

         (c) Right to Amend this Agreement. The Guarantor authorizes Chrysler at any time and from time to time without notice and without affecting the liability of the Guarantor hereunder, to: (a) alter the terms of all or any part of the Guaranteed Obliga tions and any security and guaranties therefor including without limitation modification of times for payment and rates of interest; (b) accept new or additional instruments, documents, agreements, security or guaranties in connection with all or any part of the Guaranteed Obligations; (c) accept partial payments on the Guaranteed Obligations; (d) waive, release, reconvey, terminate, abandon, subordinate, exchange, substitute, transfer, compound, compromise, liquidate and enforce all or any part of the Guaranteed Obliga tions and any security or guaranties therefor, and apply any such security and direct the order or manner of sale thereof (and bid and purchase at any such sale), subject to the terms of the Intercreditor Agreement dated December __, 1997, between, DTAG, Dollar, Thrifty, Chrysler and Credit Suisse First Boston, as administrative agent and collateral agent; (e) release any Lessee, any guarantor or any other Person from any personal liability with respect to all or any part of the Guaranteed Obligations; and (f) assign its rights under this Guaranty in whole or in part.

         (d) Waiver of Certain Rights by Guarantor. The Guarantor hereby waives each of the following to the fullest extent allowed by law:

                  (i)  any defense based upon:

                      (A) the unenforceability or invalidity of any security or other guaranty for the Guaranteed Obligations or the lack of perfection or failure of priority of any security for the Guaranteed Obligations; or

                      (B) any act or omission of Chrysler or any other Person that directly or indirectly results in the discharge or release of any of the Lessees or any other Person or any of the Guaranteed Obligations or any security therefor; or

                      (C) any disability or any other defense of any Lessee or any other Person with respect to the Guaranteed Obligations, whether consensual or arising by operation of law or any bankruptcy, insolvency or debtor-relief proceeding, or from any other cause;

                  (ii)any right (whether now or hereafter existing) to require Chrysler, as a condition to the enforcement of this Guaranty, to:

                      (A)  accelerate the Guaranteed Obligations;

                      (B) give notice to the Guarantor of the terms, time and place of any public or private sale of any security for the Guaranteed Obligations; or

                      (C) proceed against any Lessee, any other guarantor or any other Person, or proceed against or exhaust any security for the Guaranteed Obligations;

                  (iii) presentment, demand, protest and notice of any kind, including without limitation notices of default and notice of acceptance of this Guaranty;

                  (iv) all suretyship defenses and rights of every nature otherwise available under New York law and the laws of any other jurisdiction; and

                  (v) all other rights and defenses the assertion or exercise of which would in any way diminish the liability of the Guarantor hereunder.

         (e) Guarantor to Pay Chrysler's Expenses. The Guarantor agrees to pay to Chrysler , on demand, all costs and expenses, including reasonable attorneys' and other professional and paraprofessional fees, incurred by Chrysler in exercising any right, power or remedy conferred by this Guaranty, or in the enforcement of this Guaranty, whether or not any action is filed in connection therewith.

         (f) Reinstatement. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the amounts payable by any Lessee under this Agreement is rescinded or must otherwise be restored or returned by Chrysler , upon an event of bankruptcy, dissolution, liquidation or reorganization of any Lessee or the Guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Lessee, the Guarantor, any other guarantor or any other Person, or any substantial part of their respective property, or otherwise, all as though such payment had not been made.


                                   ARTICLE III

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 3.1. Representations and Warranties of the Lessees and DTAG. Each of the Lessees hereby represents and warrants (which representations and warranties shall be deemed made on the Series 1997-1 Closing Date) to Chrysler, as to itself, and DTAG represents and warrants (which representations and warranties shall be deemed made on the Series 1997-1 Closing Date) to Chrysler, as to itself and each of the Lessees, that:

                  (a) Organization; Ownership; Power; Qualification. The Lessees and DTAG are each (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and (ii) has the corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted.

                  (b) Authorization; Enforceability. The Lessees and DTAG each has the corporate power and has taken all necessary corporate action to authorize it to execute, deliver and perform this Agreement and each of the Chrysler Credit Support Security Documents in accordance with its terms, and to consummate the transactions contemplated hereby. This Agreement and each of the Chrysler Credit Support Security Documents has been duly executed and delivered by each of such Lessees and DTAG and is a legal, valid and binding obligation of each of such Lessees and DTAG, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

                  (c) Compliance. (i) The execution, delivery and performance by each of such Lessees and DTAG of this Agreement and each of the Chrysler Credit Support Security Documents, and the consummation of the transactions contemplated hereby, do not and will not (A) require any consent, approval, authorization or registration not already obtained or effected, except where the failure to obtain any such consent, approval or authorization or to register is not reasonably likely to have a Material Adverse Effect, (B) violate any applicable law with respect to each of such Lessees which violation is reasonably likely to have a Material Adverse Effect, (C) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or by-laws of any of the Lessees or DTAG, or under any indenture, agreement, or other instrument to which any of such Lessees or DTAG is a party or by which its properties may be bound, which conflict, breach or default is reasonably likely to have a Material Adverse Effect, or
         (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any of such Lessees or DTAG except Permitted Liens.

                  (d) Revolving Credit Agreement. Each of the representations and warranties under the Revolving Credit Agreement and the other Loan Documents are true and correct.

         Section 3.2. Covenants of the Lessees and DTAG. So long as the Chrysler Support Commitment is still in full force and effect or any amount is owing to Chrysler hereunder, each of the Lessees and DTAG agrees that, unless at any time Chrysler shall otherwise expressly consent in writing, it will, and in the case of DTAG it will cause the Lessees to:

                      (a) Preservation of Existence; Foreign qualification. Do and cause to be done at all times all things necessary to (i) maintain and preserve its corporate existence and (ii) be duly qualified to do business and in good standing as a foreign entity in each jurisdiction where the nature of its business makes such qualification necessary and the failure to so qualify is reasonably likely to have a Material Adverse Effect.

                      (b) Accounting Methods; Financial Records. Maintain, and cause its material Subsidiaries to maintain, a system of accounting established and administered in accordance with GAAP, keep, and cause its material Subsidiaries to keep, adequate records and books of account in which complete entries will be made in accordance with such accounting principles and reflecting all transactions required to be reflected by such accounting principles and keep, and cause its material Subsidiaries to keep, accurate and complete records of the Lessees's properties and assets.

                      (c) Financial Information, Reports, Notices, etc. Furnish or cause to be furnished to Chrysler financial statements, reports, notices and information as set forth in Section 8.1.1 of the Revolving Credit Agreement.

                      (d) Performance and Compliance with Covenants Incorporated by Reference. Perform and comply with each of the covenants contained in the Revolving Credit Agreement (or any other financing arrangement which may replace the Revolving Credit Agreement) and the Master Leases (collectively, the "DTAG Financing Agreements")

                      (e) No Amendment. Obtain the consent or approval of Chrysler (which shall not be unreasonably withheld) to (i) the terms of the initial CP Program Documents and (ii) the amendment of any of the Related Documents or any of the CP Program Documents.

                      (f)  Board Representation.

                      (i) Subject to its fiduciary duties, DTAG's Board of
                  Directors will nominate any person designated by Chrysler for election at each meeting (or in each action by written consent in lieu of a meeting) of stockholders of DTAG for the election of directors; provided that such person (A) has recognized standing in the business community, (B) is not a former director, officer or employee of DTAG but may be an officer of Chrysler and its subsidiaries and (C) does not have a conflict of interest with DTAG; it being understood that DTAG agrees that Thomas Capo would be an acceptable Chrysler designee. The [Governance Committee] will fill any vacancy created on the Board of Directors as a result of the resignation or removal of a director designated by Chrysler with any person designated by Chrysler who satisfies the criteria set forth herein.

                      (ii) Use its best efforts to cause the person nominated as provided in this Section 3.2(f) to be elected by the stockholders of DTAG, will solicit proxies in favor of such individual or any such successor and cause [its Governance Committee] to vote all proxies in which it has discretionary authority to exercise on behalf of such person at each meeting (or in each action by written consent in lieu of a meeting) of stockholders of DTAG.

                      (g) Credit Support Event of Default; Remedies Upon Occurrence of Credit Support Event of Default.

                      (i) A breach of any obligation hereunder, any Event of Default under the DTAG Financing Agreements or an Amortization Event shall constitute a Credit Support Event of Default.

                       (ii) Upon the occurrence of a Credit Support Event of
Default:

                           (A) an amount equal to any undrawn portion of any
Chrysler Support Letter of Credit outstanding shall, at the election of Chrysler without demand upon or notice to DTAG or any Lessee, be deemed to have been paid or disbursed (notwithstanding that such amount may not in fact have been so paid or disbursed), and, upon notification by Chrysler to DTAG, DTAG and the Lessees shall be immediately obligated to reimburse Chrysler the amount deemed to have been so paid or disbursed by Chrysler as if a demand had been made by Chrysler to DTAG under Section 2.2 hereof.

Any amounts so received by Chrysler from DTAG or the Lessees pursuant to this Section shall be held as collateral security for the repayment of DTAG's or the Lessees' obliga tions in connection with the Chrysler Support Letters of Credit (provided, that with respect to any Support Credit Disbursement that is with respect to a Series 1997-1 LOC Credit Disbursement for amounts owed by DTAG under Section [4.19] of the Series 1997-1 Supplement, such obligation is solely the obligation of DTAG). At any time when all Chrysler Support Letters of Credit shall terminate and all its obligations thereunder are either terminated or paid or reimbursed in full, (subject, however, to reinstatement in the event any payment in respect of such Letters of Credit is recovered in any manner from Chrysler), Chrysler will return to DTAG or the Lessees the aggregate amount deposited with Chrysler and not theretofore applied by Chrysler to any reimbursement obligation hereunder. At such time when all Credit Support Events of Default shall have been cured or waived, Chrysler shall return to DTAG and the Lessees all amounts then on deposit with Chrysler pursuant to this Section. Earnings on all amounts on deposit pursuant to this Section shall, until their application to any reimbursement obligation or their return to DTAG or the Lessees, as the case may be, shall be held by Chrysler as additional collateral security for the repayment of DTAG's or each Lessee's obligations in connection with the Letters of Credit issued by Chrysler.

               [(B) The Chrysler Support Commitment shall terminate;]

               (C) Subject to the terms of the Intercreditor Agreement Chrysler shall be entitled to exercise all of its remedies under the Credit Support Security Docu ments; and

               (D) Chrysler may exercise all other remedies available to it under law.

     Section 3.3. Chrysler Covenants. Chrysler covenants and agrees with the Lessees and DTAG that, on the Series 1997-1 Closing Date, it will provide to the Trus tee, DTAG, each of the Lessees, and the Series 1997-1 Letter of Credit Provider, the favorable written opinion of counsel to Chrysler, addressing the due authorization, execution and delivery of the Chrysler Series 1997-1 Support Letter of Credit and the enforceability thereof against Chrysler.

                                   ARTICLE IV

                                  MISCELLANEOUS

         Section 4.1. Payments. (a) Unless otherwise specified herein, all payments to Chrysler hereunder shall be made in lawful currency of the United States and in immediately available funds prior to 11:00 a.m. (New York City time) on the date such payment is due by wire transfer to Chrysler, Account No. ________ at _____________, or to such other office or account maintained by Chrysler as Chrysler may direct.

         (b) Whenever any payment under this Agreement shall be stated to be due on a day which is not a Business Day, unless otherwise stated herein, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

         Section 4.2. Notices. All notices, amendments, waivers, consents and other communications provided to any party hereto under this Agreement or any other Related Document shall be in writing and addressed, delivered or transmitted to such party at its address or facsimile number set forth below or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and property addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted upon receipt of electronic confirmation of transmission.

         If to Chrysler:





                      Attention:
                      Telephone:
                      Telecopier:

         If to the Series 1997-1 Letter of Credit Provider:

                      Credit Suisse First Boston
                      Eleven Madison Avenue
                      New York, New York 10010

                      Attention:
                      Telephone:
                      Telecopier:

         If to DTAG:






                      Attention:
                      Telephone:
                      Telecopier:

         If to any of the Lessees: To the address of such Lessee set forth in
         Schedule 1 hereof.

         Section 4.3. Amendments, etc. This Agreement and the rights and obligations of the parties hereunder may not be changed orally but only by an instrument in writing signed by each party hereto and shall be construed in accordance with and governed by the laws of the State of New York. In the event of any conflict between the provisions of this Agreement and the Chrysler Series 1997-1 Support Letter of Credit, the provisions of the Chrysler Series 1997-1 Support Letter of Credit shall control.

         Section 4.4. Consent to Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST CHRYSLER , DTAG OR ANY LESSEE WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN ANY STATE OR (TO THE EXTENT PERMITTED BY LAW) FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT CHRYSLER , DTAG, AND THE LESSEES EACH ACCEPT FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND

UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE LESSEES AND DTAG AGREES THAT SERVICE UPON IT BY REGISTERED MAIL SHALL CONSTITUTE SERVICE OF PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY DTAG AND EACH OF THE LESSEES TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF CHRYSLER TO BRING PROCEEDINGS AGAINST THE LESSEES OR DTAG IN THE COURTS OF ANY OTHER JURISDICTION.

         Section 4.5. Waiver of Jury Trial. CHRYSLER , DTAG AND THE LESSEES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF CHRYSLER , DTAG OR THE LESSEES IN CONNECTION HEREWITH OR THEREWITH. CHRYSLER , THE LESSEES AND DTAG EACH ACKNOWLEDGE AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR CHRYSLER ENTERING INTO THIS AGREEMENT.

         Section 4.6. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE AN AGREEMENT MADE UNDER, AND SHALL BE GOVERNED BY
AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF
NEW YORK.

         Section 4.7. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 4.8. Term. This Agreement shall remain in full force and effect until the reimbursement of all Support Credit Disbursements, Support Termination Disbursements, Support Reduction Disbursements and Support Event of Default

Disbursements, and the payment by DTAG and the Lessees of all other amounts payable hereunder, notwithstanding the earlier termination of the Chrysler Series 1997-1 Support Letter of Credit or any other form of credit support provided by Chrysler hereunder.

         Section 4.9. Successors and Assigns. This Agreement shall be binding upon Chrysler and its successors and assigns, DTAG and its successors and assignees and the Lessees and their successors and assigns; provided, however, that none of DTAG or the Lessees may transfer or assign any of its obligations, rights, or interests hereunder without the prior written consent of Chrysler.

         Section 4.10. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on the same or separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

         Section 4.11. Further Assurances. DTAG and the Lessees each agree to do such further acts and things and to execute and deliver to Chrysler such additional assignments, agreements, powers and instruments as are reasonably required by Chrysler to carry into effect the purposes of this Agreement or to better assure and confirm to Chrysler its rights, powers and remedies hereunder.

         Section 4.12. Survival of Obligations. The obligations of DTAG and the Lessees under Sections 2.2, 2.6, 2.7, 4.1 and 4.2 shall in each case survive any termination of this Agreement, the payment in full of all obligations hereunder and the termination of the Chrysler Series 1997-1 Support Letter of Credit or any other form of credit support provided by Chrysler hereunder.

         Section 4.13. Obligation. Chrysler, DTAG and each of the Lessees each under stands and agrees that the Chrysler Support Letters of Credit is irrevocable and the obli gations of Chrysler thereunder shall be unaffected by any default hereunder. None of the failure of DTAG or any of the Lessees (or any person or organization acting on behalf of either) or the Trustee or the Series 1997-1 Letter of Credit Provider to take any action (whether required hereunder or under any other Related Document otherwise), nor any action taken by DTAG or any of the Lessees shall be asserted by Chrysler as a defense to payment under a Chrysler Support Letter of Credit (except for the failure of any docu ments presented thereunder to comply with the terms of a Chrysler Support Letter of Credit) or as the basis of a right of set off by Chrysler against its obligations to make any such payment.

         Section 4.14. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         Section 4.15. Application of Funds. Upon receipt of the deposited funds from the Series 1997-1 Cash Collateral Account pursuant to Section [4.21] of the Series 1997- 1 Supplement, Chrysler shall apply such amounts to the payment in full of any and all obligations of the Lessees under or in respect of the Chrysler Series 1997-1 Support Letter of Credit hereunder; any amounts remaining thereafter shall be returned to the Lessees or to whomever is legally entitled thereto.

         Section 4.16. Subordination of Obligations Pursuant to Intercreditor and Subordination Agreement. The parties hereto hereby acknowledge and agree that the obligations of DTAG and each of the Lessees represented hereby are subject to the terms and provisions of the Intercreditor and Subordination Agreement which, among other things, contains provisions subordinating to the prior payment in full, in cash, of the obligations hereunder of DTAG and each of the Lessees to the obligations of DTAG and each of the Lessees to the holders of Senior Debt (as defined in the Intercreditor and Subordination Agreement) in the manner provided in the Intercreditor and Subordination Agreement, to which provisions each of the parties hereunder agrees.





                     [Remainder of Page Intentionally Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.


                                        CHRYSLER CORPORATION


                                        By:__________________________
                                           Name:
                                           Title:




                                        DOLLAR THRIFTY AUTOMOTIVE
                                        GROUP, INC.


                                        By: _________________________
                                            Name:
                                            Title:

                                             LESSEES:

                                             DOLLAR RENT A CAR SYSTEMS, INC.


                                             By: _____________________________
                                                 Name:
                                                 Title:



                                             THRIFTY RENT-A-CAR SYSTEM, INC.


                                             By: _____________________________
                                                 Name:
                                                 Title:

                                                                      Exhibit A

               [Included for illustrative purposes; to be moved to
                  1997-1 Support of Letter of Credit Agreement]

             FORM OF CHRYSLER SERIES 1997-1 SUPPORT LETTER OF CREDIT

          [Disbursements. (a) Upon presentation by the Series 1997-1 Letter of Credit Provider to Chrysler of a certificate in the form of Annex A hereto (a "Support Credit Demand"), Chrysler shall make a disbursement (such disbursement, a "Support Credit Disbursement") in an amount equal to its Pro Rata Share (as defined below) of the amount drawn upon the Series 1997-1 Letter of Credit (as determined by the Series 1997-1 Letter of Credit Provider) as a Series 1997-1 LOC Credit Disbursement at the time, in the manner and to the account specified herein. "Pro Rata Share" means, for purposes of this Letter of Credit, with respect to Chrysler as of any date, a fraction (expressed as a percentage) obtained by dividing the Available Chrysler Support Amount as of such date by an amount equal to the sum of (i) the Available Chrysler Support Amount as of such date and (ii) the aggregate amount of the Support Letter of Credit Amounts of all the Additional Series 1997-1 Support Letter of Credit Providers under all Series 1997-1 Support Letters of Credit as of such date, provided that for purposes of calculating the Pro Rata Share with respect to Chrysler as of any date, the [Support Letter of Credit Amount (as defined in the related Series 1997-1 Support Letter of Credit) as of such date of any Additional Series 1997-1 Support Letter of Credit Provider who has not paid any Support Credit Demand, Support Termination Demand or Support Termination Demand for Nonextension (in each case as defined in the related Series 1997-1 Support Letter of Credit as of such date)]3 payable as of such date (and the Available Chrysler Support Amount as of such date if Chrysler has not paid any Support Credit Demand, Support Termination Demand or Support Reduction Demand (in each case as defined in Chrysler Series 1997-1 Support Letter of Credit) payable as of such date) shall be treated as reduced (for calculation purposes only) by the amount of such unpaid [Support Credit Demand, Support Termination Demand, Support Termination Demand for Nonextension or Support Reduction Demand], as the case may be, in making such calculation and shall not be treated as reinstated for purposes of such calculation unless and until the date as of which such Series 1997-1 Support Letter of Credit Provider or Chrysler, as the case may be, has paid such amount to the Series 1997-1 Letter of Credit Provider and has been

_______________
3. May need to provide alternative in the event no other Series 1997-1
   Support Letters of Credit are in place on the effective date of this Agreement. (comment of Sal Guerrera)
reimbursed by the Lessees or DTAG, as the case may be, for such amount (provided, that the foregoing calculation shall not in any manner reduce the undersigned's actual liability in respect of any failure to pay any such Support Credit Demand, Support Termination Demand or Support Reduction Demand, as the case may be).

          (b) Upon presentation by the Series 1997-1 Letter of Credit Provider to Chrysler of a certificate in the form of Annex B hereto (a "Support Termination Demand"), Chrysler shall make a disbursement in an amount equal to the Available Chrysler Support Amount on the date of such certificate (such disbursement, a "Support Termination Disbursement") in an amount equal to its Pro Rata Share of the amount drawn upon the Series 1997-1 Letter of Credit (as determined by the Series 1997-1 Letter of Credit Provider) as a Series 1997-1 LOC Termination Disbursement at the time, in the manner and to the account specified herein.

          [(c) Upon presentation by the Series 1997-1 Letter of Credit Provider to Chrysler of a certificate in the form of Annex C hereto (a "Support Reduction Demand"), Chrysler shall make a disbursement (such disbursement, a "Support Reduction Disbursement") at the time, in the manner and to the account specified herein.]4

          (d) Upon presentation by the Series 1997-1 Letter of Credit Provider to Chrysler of a certificate in the form of Annex D hereto (a "Support Event of Default Demand"), Chrysler shall make a disbursement (such disbursement, a "Support Event of Default Disbursement") equal to then Available Chrysler Support Amount, which disbursement shall be deposited in a cash collateral account with the Series 1997-1 Letter of Credit Provider (the "Chrysler Support Cash Collateral Account"). When established, the Chrysler Support Cash Collateral Account shall function in all respects as the replacement for, and the equivalent of, the Chrysler Series 1997-1 Support Letter of Credit. Accordingly, following its creation, each reference to a draw on the Chrysler Series 1997-1 Support Letter of Credit shall refer to withdrawals from the Chrysler Support Cash Collateral Account and reference to similar terms shall mean and be a reference to actions taken with respect to the Chrysler Support Cash Collateral Account that corresponds to actions that otherwise would have been taken with respect to the Chrysler Series 1997-1 Support Letter of Credit.]


______________
4. Chrysler should have the option to defer reduction in support of LOC to avoid this draw.